EXHIBIT 10.1

RIVERVIEW FINANCIAL CORPORATION
EXECUTIVE ANNUAL INCENTIVE PLAN

ARTICLE I
Establishment, Purpose and Duration

1.1 Establishment.  This Executive Annual Incentive Plan (the “Plan”) is adopted by Riverview Financial Corporation (the “Company” and together with Riverview Bank, the wholly-owned subsidiary of the Company, “Riverview”), effective as of June 13, 2019 (the “Effective Date”).

1.2 Purpose.  The objectives of the Plan are to optimize the profitability and growth of Riverview (including its affiliates) through incentives consistent with Riverview’s goals in order to link and align the personal interests of the Participants with the incentive for individual and overall performance of Riverview.  This Plan is further intended to provide flexibility to Riverview in its ability to motivate, attract and retain the services of Participants who make significant contributions to Riverview’s success and to allow Participants to share in the success of Riverview

1.3 Duration of this Plan.  This Plan shall commence on the Effective Date, and shall remain in effect until terminated, modified or amended in accordance with Section 5.1 of the Plan.

ARTICLE II
Definitions

Definitions. Whenever used in this Plan, the following words and phrases shall have the meanings specified:

2.1 “Base Salary” means the Participant’s annual rate of base salary paid during each calendar year, excluding bonuses and other forms of variable income, fringe benefits, reimbursements, etc.

2.2 “Bonus Award” means an annual bonus paid as a cash lump sum under the Plan.

2.3 “Committee” means the Disinterested Board Members, as defined in the Equity Plan.

2.4 “Eligible Employee” means employees of the Company and/or Riverview Bank who are selected by the Committee, in its sole discretion, to participate in this Plan.  Being selected to participate in this Plan for one Plan Year does not guarantee selection for participation in the Plan for any other Plan Year.

2.5 “Equity Awards” shall have the meaning set forth in Section 4.1 of the Plan.

2.6 “Equity Plan” means the Riverview Financial Corporation 2019 Equity Incentive Plan

2.7 “Plan Year” means Riverview’s fiscal year, which is the calendar year.

2.8 “Participant” means an Eligible Employee who has been notified by the Committee that he or she has been selected to participate in this Plan for the current Plan Year.

ARTICLE III
Annual Cash Bonuses

3.1 Bonus Award

(a) No later than 120 days after the commencement of each Plan Year, the Committee shall set performance objectives pursuant to Section 3.2 for each Participant in writing in an incentive work sheet (the “Work Sheet”), which shall be provided to each Participant and included as an exhibit to the Plan.  If the performance objectives for the Participant are accomplished, the Participant shall receive a Bonus Award under the Plan equal to a designated percentage of the Participant’s Base Salary, as determined by the Committee in its sole discretion and set forth in the Participant’s Work Sheet.

(b) In addition to the attainment of the performance objectives set forth by the Committee for the Participant in the Work Sheet, payment of the Bonus Award is also contingent on Riverview’s and/or the Participant’s overall performance level being satisfactory, as determined by the Committee.  The Committee shall have the final authority to determine whether Riverview and/or any Participant has satisfied these requirements.

(c) If an Eligible Employee becomes a Participant at any time after the beginning of a Plan Year, the Bonus Award payable to that Participant may be pro-rated (at the discretion of the Committee), in which case the percentage of Base Salary that constitutes the Bonus Award for that Plan Year shall be multiplied by a fraction, where the numerator is the number of days that the individual was a Participant during the Plan and the denominator is 365.

3.2 Performance Objectives.

(a) Payment of Bonus Awards in any Plan Year is contingent upon the performance objectives specified by the Committee for any Participant being met by Riverview and/or Participant. The specific performance objectives are determined annually by the Committee and are subject to change by the Committee, but generally include objective performance targets focused on financial performance, profitability growth, asset quality, and risk management, including, but not limited to, net income, return on average assets, return on equity, net loan growth, asset quality, efficiency ratio (including as compared to a peer group) and subjective, discretionary performance targets, such as particular qualitative factors for each Participant, based on his or her duties for Riverview.

(b) Each performance objective shall specify levels of achievement of goals ranging as follows:

(i)	Threshold Level: The level for minimum performance deemed worthy of a Bonus Award.

(ii)	Target Level: The level for typical, expected performance.

(iii)	Maximum Level: The level for outstanding performance.

(c) Each performance objective will be weighted based on priority as a percentage of the total Bonus Award payable to the Participant.  The weight of each performance objective attributable to a Participant shall be set forth in his or her Work Sheet.

3.3 Termination of Employment.  Unless otherwise determined by the Committee, a Participant who is not employed as of the payout date for his or her Bonus Award shall forfeit the Bonus Award.

3.4 Time of Payout. Except as provided in Article IV, no later than two and one half (2 ½) months after the close of the Plan Year for which performance is measured, the Bonus Award will be paid to the Participant in a cash lump sum, through Riverview’s regular payroll practices, including all applicable withholdings.  Bonus Awards under the Plan are intended to be exempt from Section 409A of the Internal Revenue Code under the “short term deferral rule” set forth in Treasury Regulations Section 1.409A-1(b)(4).  The Bonus Awards shall be certified by the Committee.

ARTICLE IV
Equity Plan

4.1 Equity Plan.  The Committee may grant a Bonus Award under the Plan that provides that a percentage of the Bonus Award earned by the Participant would be paid in the form of restricted stock and/or stock option awards available to be issued under the Equity Plan (the “Equity Awards”).  The grant date fair value of the Equity Awards, as determined in accordance with generally accepted accounting principles in the United States and computed on the date of grant, would equal such designated percentage of the Bonus Award earned by the Participant.  The Equity Awards would be: (1) granted at the same time the Bonus Award is paid pursuant to Section 3.4; (2) evidenced by an Award Agreement (as defined in the Equity Plan); and (3) subject to the terms and conditions (including any vesting conditions) of the Equity Plan and any underlying Award Agreement(s).

ARTICLE V
Amendments, Termination and Clawback

5.1 Right to Amend or Terminate.  The Committee may amend or terminate this Plan at any time without the consent of any Participants, provided, however, that except as otherwise provided in the Plan and/or a Work Sheet, the Committee may not reduce the amount of the Bonus Award already earned by any Participant in any Plan Year without the Participant’s consent.  Notwithstanding the foregoing, the Committee has the authority to adjust the Bonus Award (both positively or negatively) in the event of extraordinary, non-recurring or unusual circumstances or events, as determined in the sole discretion of the Committee.

5.2 Clawback.  Notwithstanding any provision of the Plan or Work Sheet to the contrary, any Bonus Award received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company or Bank clawback policy or any applicable law, rule or regulation, as may in effect from time to time.

ARTICLE VI
Miscellaneous

6.1 Binding Effect. This Plan shall be binding on the Participants, Riverview and their beneficiaries, survivors, executors, successors, administrators and transferees.

6.2 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give any Participant the right to remain an employee of Riverview, nor does it interfere with Riverview’s right to discharge the Participant. It also does not interfere with the Participant’s right to terminate employment at any time.

6.3 Non-Transferability. Bonus Awards under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

6.4 Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

6.5 Entire Agreement. This Plan and the Equity Plan, as applicable, constitutes the entire agreement between Riverview and each Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

6.6 Administration. The Committee shall have powers which are necessary to administer this Plan, including but not limited to:

(a) Interpreting the provisions of the Plan;

(b) Determine the persons eligible to participate in the Plan;

(c) Maintaining a record of benefit payments;

(d) Establishing rules and prescribing any forms necessary or desirable to administer the Plan; and

(e) Allocating all or a portion of its responsibilities (at its sole discretion) to any one or more of its members, including the Compensation Committee of the Board of Directors of the Company.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has executed this Plan on the date set forth below.

RIVERVIEW FINANCIAL CORPORATION

June 13, 2019	By:	/s/ Brett D. Fulk
Date